Exhibit 5.4

Attorneys at Law Alabama Florida Louisiana Mississippi South Carolina Tennessee Texas Washington, DC

November 25, 2014

Ply Gem Industries, Inc.

5020 Weston Parkway, Suite 400

Cary, North Carolina 27513

Ladies and Gentlemen:

We have been engaged as special legal counsel in the State of Texas for New Alenco Extrusion, Ltd., a Texas limited partnership (“New Alenco Extrusion”), New Alenco Window, Ltd., a Texas limited partnership (“New Alenco Window”), and New Glazing Industries, Ltd., a Texas limited partnership (“New Glazing”), together with New Alenco Extrusion and New Alenco Window each individually a “Partnership,” and collectively, the “Partnerships”) for the purpose of delivering a legal opinion in connection with the Registration Statement on Form S-4 dated as of November 25, 2014 (the “Registration Statement”) of Ply Gem Industries, Inc., a Delaware corporation (the “Company”), Ply Gem Holdings, Inc., a Delaware corporation and parent of the Company, and the subsidiaries of the Company listed on Schedule I attached hereto (collectively, the “Guarantors”), filed with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder (the “Rules”).

In arriving at the opinions expressed below, we have examined and relied on an original or copy, identified to our satisfaction, of the following documents (collectively, the “Transaction Documents”):

1.	The Indenture, dated as of January 30, 2014 (the “Indenture”), among the Company, the Guarantors and Wells Fargo Bank, National Association, as Trustee, included as Exhibit 4.1 to the Registration Statement;

2.	The form of Note Guarantee attached as Exhibit F to the Indenture (individually a “Guarantee, or collectively, the Guarantees”);

3.	The Registration Rights Agreement dated as of September 19, 2014 (the Registration Rights Agreement”), among the Company, the Guarantors, and the Initial Purchasers named therein, included as Exhibit 4.3 to the Registration Statement; and

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4.	The Registration Statement.

In addition, we have examined such other documents and partnership records (collectively, the “Other Documents”) and such questions of law as we have deemed necessary or appropriate for the purposes of this opinion. As to facts material to our opinion, we have made no independent investigation of such facts and have relied on such certificates from officers and representatives of the Partnerships, and from public officials, as we have deemed necessary or appropriate for the basis of this opinion. In making the foregoing examinations, we have assumed that, as to the factual matters, all representations and warranties and other factual statements made in the Transaction Documents and Other Documents (other than those which are expressed herein as our opinions) were and are true, correct and complete in all material respects, and we made no independent investigation of such matters. We have assumed that any representation or statement qualified by “the best of knowledge” of the party making such representation or statement, or by similar qualification, is correct without such qualification (other than those which are expressed herein as our opinions). As to all matters in which a person or entity making a representation referred to above has represented that such person or entity either is not a party to, or does not have, or is not aware of, any plan or intention, understanding or agreement, we have assumed that there is in fact no such plan, intention, understanding or agreement. Moreover, to the extent that any of the Other Documents is governed by the laws of any jurisdiction other than the jurisdictions that are the subject of this opinion, our opinion relating to those Other Documents is based solely upon the plain meaning of their language without regard to interpretation or construction that might be indicated by the laws governing those Other Documents.

We do not represent the Partnerships on a general or regular basis and, accordingly, have no detailed information concerning their respective businesses or operations. Therefore, nothing contained herein should be construed as an opinion regarding the operations of the Partnerships satisfying or otherwise complying with any local laws or ordinances or laws or ordinances of general application pertaining to the particular business and operations of the Partnerships.

In rendering the opinions herein set forth, we have assumed, with your permission, and without independent investigation on our part, the following:

(i) each of the Other Documents examined by us has been duly authorized, executed and delivered by each of the parties thereto, that each such party has the requisite power and authority to execute, deliver, and perform the Other Documents, and that the Other Documents constitute the legal, valid and binding obligation of each such party thereto enforceable against it in accordance with its terms;

(ii) the Transaction Documents constitute the legal, valid and binding obligations of each party thereto, enforceable in accordance with their terms;

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November 25, 2014

(iii) the legal capacity of natural persons; and

(iv) all documents submitted to us as originals are authentic, all documents submitted to us as certified or photostatic copies conform to the authentic original documents, all signatures on all documents submitted to us for examination are genuine, the Guarantees will be executed in the form received, and all public records reviewed are accurate and complete.

Based upon the foregoing, and in reliance thereon, and subject to the assumptions, qualifications, exceptions and limitations set forth herein, we are of the opinion as of the Effective Date (as defined in the Registration Statement), having due regard for such legal consideration as we deem relevant, that:

1.(a) New Alenco Extrusion is a limited partnership, validly existing and in good standing under the laws of the State of Texas.

(b) New Alenco Window is a limited partnership, validly existing and in good standing under the laws of the State of Texas.

(c) New Glazing is a limited partnership, validly existing and in good standing under the laws of the State of Texas.

2. Each Partnership:

(a) has the requisite limited partnership power and authority (i) to execute and deliver the Indenture and the Guarantees to which such Partnership is a party, and (ii) to perform its obligations under the Indenture and the Guarantees to which such Partnership is a party,

(b) has taken the limited partnership action necessary to authorize the execution and delivery of, and performance of its agreements in, the Indenture and the Guarantees to which such Partnership is a party, and

(c) has duly executed and delivered the Indenture to which such Partnership is a party.

3. The execution and delivery by each Partnership of the Indenture and the Guarantees to which such Partnership is a party do not, and if such Partnership were now to perform its agreements in the Indenture and the Guarantees to which it is a party, such performance would not:

(a) violate the Certificate of Limited Partnership or the Agreement of Limited Partnership of such Partnership; or

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(b) to our knowledge, violate any Applicable Laws (defined below), in each case, which would have a Material Adverse Effect (defined below).

For purposes of this opinion, the term “Material Adverse Effect” when used in connection with any Partnership means any change, effect or circumstance that is materially adverse to the business, assets, financial condition or results of operation of such Partnership.

The opinions set forth above are subject in all respects to the following qualifications, exceptions, assumptions and limitations:

(a) The opinions expressed herein are based solely upon the assumptions that: (i) there has been no change in the facts or circumstances material to our opinion as the same existed on November 25, 2014, or to the extent the facts or circumstances are evidenced by a certificate or Other Document, the date of such certificate or Other Document, and (ii) there has been no change in the Applicable Laws since November 25, 2014. We assume no obligation to update or supplement such opinions to reflect any fact or circumstance that may hereafter come to our attention, or any amendment to the Transaction Documents that may hereafter become effective, or any change in law that may hereafter occur or become effective.

(b) In rendering our opinions in paragraph 1(a), (b) and (c) above as to the good standing of each of New Alenco Extrusion, New Alenco Window and New Glazing in Texas, we have relied solely upon statements of Franchise Tax Account Status dated as of November 19, 2014, obtained through the website of the Office of the Comptroller of Public Accounts of Texas, which statements expressly states that, as of the date thereof, the right of each of New Alenco Extrusion, New Alenco Window and New Glazing, respectfully to transact business in Texas is “active”. We note that effective as of May 5, 2013, the Comptroller’s Office changed its procedure so that the terms of “good standing” and “active” now mean that a relevant taxable entity’s right to transact business in Texas has not been forfeited by the Comptroller’s Office because of the entity’s failure to file franchise tax reports or pay franchise taxes; prior to this change in procedure, the term “good standing” meant that all franchise tax filing requirements had been met and no franchise tax was due.

(c) We do not assume responsibility for (i) the accuracy and completeness or fairness of any information of a factual nature; including, but not limited to, financial information furnished or representations and warranties contained in the Transaction Documents, or (ii) the fulfillment, completion or performance of any covenants or agreements contained in the Transaction Documents.

(d) With respect to references herein to “known to us”, “to our knowledge” or words or phrases of similar import (whether or not modified by any additional phrases), such references mean the actual, current knowledge that those attorneys of this firm who devoted substantive attention to the transactions to which this opinion relates (not to the

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knowledge of the firm generally and this firm has not provided any legal services to the Partnerships relating to any other transaction or affair) have obtained from the following, which constituted the examination for the purposes of the applicable opinions: (i) their review of documents in connection with rendering this opinion, and the due diligence performed in connection therewith, which review and due diligence were limited to reviewing the Transaction Documents and Other Documents, the exhibits and schedules thereto, the organizational documents of the Partnerships and certificates of officers of the Partnerships and which due diligence did not include any examination of courts, boards, other tribunals or public records with respect to any litigation, investigation or proceedings, or judgments, orders or decrees, in any event applicable to the Partnerships or any of their respective properties, (ii) their participation (if any) in the negotiation of the Transaction Documents and (iii) representations and warranties of the Partnerships set forth in the Transaction Documents, or otherwise made to us in certifications and other writings. Except as otherwise stated in this opinion, we have undertaken no independent investigation or verification of such matters.

(e) For purposes of our opinion, “Applicable Laws” means those laws of the State of Texas which, in our experience, are normally applicable to transactions of the type contemplated by the Transaction Documents. Furthermore, the term “Applicable Laws” does not include, and we express no opinion with regard to any: (i) conflict of law principles and choice-of-law statutes and rules; and (ii) statutes, laws, rules and regulations relating to: (A) pollution or protection of the environment, (B) zoning, land use, usury, building or construction, (C) occupational, safety and health or other similar matters, (D) labor, employee rights and benefits, (E) the regulation of utilities, or matters pertaining to the acquisition, transaction, transportation, storage, or use of energy sources used in connection therewith or generated thereby, (F) antitrust, unfair competition and trade, (G) taxation or other similar matters, (H) copyright, patent and trademark, (I) securities (including, “blue sky” Laws), (J) fiduciary duty requirements, (K) fraudulent transfer or fraudulent conveyance, (L) racketeering, and (M) the regulation of banks or the conduct of their business; and in each case with respect to each of the foregoing, (X) as construed or enforced pursuant to any judicial, arbitral or other decision or pronouncement, (Y) as in effect in any jurisdiction, and (Z) including, without limitation, any and all authorizations, permits, consents, applications, license, approvals, filings, registrations, publications, exemptions and the like required by any of them.

(f) This opinion is limited to the laws of the State of Texas.

This letter constitutes a legal opinion letter issued by our firm only as to the matters set forth above, and should not be construed as a guarantee, warranty or as any other type of document or instrument. In this regard, it is only our professional judgment as to the specific questions of law addressed, based on our professional knowledge and judgment at this time and is prepared and rendered in accordance with the standard of care applicable to opinion letters issued by law firms and/or lawyers located in the State of Texas.

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November 25, 2014

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” contained in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the Rules.

Very truly yours,

/s/ Adams and Reese LLP

ADAMS AND REESE LLP

Attachment

SCHEDULE I

Attached to and made a part of that certain Legal Opinion rendered by Adams and Reese LLP dated November 25, 2014, to Ply Gem Industries, Inc.

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Alenco Building Products Management, L.L.C.

Alenco Extrusion GA, L.L.C.

Alenco Extrusion Management, L.L.C.

Alenco Holding Corporation

Alenco Interests, L.L.C.

Alenco Trans, Inc.

Alenco Window GA, L.L.C.

Aluminum Scrap Recycle, L.L.C.

AWC Arizona, Inc.

AWC Holding Company

Foundation Labs by Ply Gem, LLC

Glazing Industries Management, L.L.C.

Great Lakes Window, Inc.

Kroy Building Products, Inc.

MW Manufacturers Inc.

MWM Holding, Inc.

Napco, Inc.

New Alenco Extrusion, Ltd.

New Alenco Window, Ltd.

New Glazing Industries, Ltd.

Ply Gem Pacific Windows Corporation

Variform, Inc.

SimEx, Inc.

Simonton Building Products LLC

Simonton Industries, Inc.

Simonton Windows, Inc.

Simonton Windows & Doors, Inc.